Exhibit 99.1

MAGNUM HUNTER RESOURCES PROVIDES

EAGLE FORD SHALE OPERATIONS UPDATE

New Discoveries On Production

Oryx Hunter #1H – 2,044 Boepd IP Rate

Sable Hunter #1H – 1,017 Boepd IP Rate

FOR IMMEDIATE RELEASE – Houston – (Market Wire) – September 20, 2011 – Magnum Hunter Resources Corporation (NYSE: MHR) (NYSE Amex: MHR-PrC and MHR-PrD) (the “Company” or “Magnum Hunter”) provided today a drilling, operational, and production update on the Company’s activities in the oil-window of the Eagle Ford Shale unconventional resource play located across approximately 51,664 gross acres predominately in Gonzales and Lavaca Counties of South Texas. Significant highlights for the third quarter of 2011 for the Company’s Eagle Ford Shale oil-window activities include:

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The Oryx Hunter #1H which was drilled to a measured depth of 16,955 feet (horizontal lateral length of 6,687 feet), fraced with 21 stages and placed on production September 18, 2011. The initial flowing production rate was 2,044 Boepd (1,944 Bopd, 600 Mcf & 0 Water) on a 16/64” choke with 1,650 psi FCP.

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The Sable Hunter #1H was drilled to a measured depth of 15,728 feet (horizontal lateral length of 5,067 feet) fraced with 15 stages in early September and has posted a 24-hour IP rate of 1,017 Boepd (920 Bpds 581 Mcf & 0 Water) on a 16/64” choke with 1,900 psi FCP. This well went on production September 12, 2011.

New Location Activity

Well	County	Operator	MHR Interest	Lateral Length	Stages Fraced
Furrh #2H	Lavaca	MHR	50%	5,945	Drilling Well
Kudu Hunter #1H	Lavaca	MHR	40%	5,500	Drilling Well
Snipe Hunter #1H	Lavaca	MHR	50%	6,500	Location Staged
Gonzo North #2H	Gonzales	MHR	50%	6,100	Location Staged
Shiner Hunter #1H	Lavaca	MHR	100%	4,048	Location Staged
Southern Hunter #2H	Gonzales	MHR	50%	5,900	Location Staged
Shiner Hunter #2H	Lavaca	MHR	100%	4,048	Location Staged

The Company’s capital budget for the Eagle Ford Division for fiscal 2011 remains at approximately $75 million (30% of the total capex budget) to drill 16 gross wells (8.4 net wells). Since spudding our first Eagle Ford Shale well in June 2010 and year-to-date, Magnum Hunter has drilled and completed 11 gross wells (6.3 net wells). The Furrh #2H well (50% working interest) is located in Lavaca County and is currently drilling with an anticipated 20 stage frac completion date beginning in mid-October. Eagle Ford Hunter has an additional 8 gross wells (4.5 net wells) planned for spudding before year-end 2011. The Company anticipates having a total of 19 gross wells (10.8 net wells) on line and flowing to sales on or before year-end 2011.

A new gas gathering system has recently been installed in the Gonzales and Lavaca County area.  The system went operational in early August with most of Magnum Hunter’s wells now tied and selling gas into the system.

Management Comments

Mr. Gary C. Evans, Chairman of the Board and Chief Executive Officer of Magnum Hunter Resources commented, “Over the last several weeks, our Eagle Ford Division has successfully put on production and into sales two extraordinary wells.  The more experience we continue to obtain in this region is undoubtedly creating better production results. A combination of longer laterals, more frac stages, and certain modifications to downhole equipment has led to new well completions ranging from 1,000 - 2,000 Boepd per well. Our mineral lease acreage position is undoubtedly some of the best in the entire Eagle Ford Shale play when comparing rates of return on capital deployed due to our 90% oil component. We have plenty of running room for many years to come with 198 drilling locations currently identified across our 52,000 gross leasehold acreage positions. Our Company’s in-house reservoir engineers have identified net unrisked resource potential of 39 Million Boe over this acreage position.”

About Magnum Hunter Resources Corporation

Magnum Hunter Resources Corporation and subsidiaries are a Houston, Texas based independent exploration and production company engaged in the acquisition, development and production of oil and natural gas, primarily in the states of West Virginia, Kentucky, Ohio, Texas, and North Dakota and in Saskatchewan, Canada. The Company is presently active in three of the most prolific shale resource plays in North America, namely the Marcellus Shale, Eagle Ford Shale and Williston Basin/Bakken Shale.

For more information, please view our website at http://www.magnumhunterresources.com/

 Forward-Looking Statements

The statements and information contained in this press release that are not statements of historical fact, including all estimates and assumptions contained herein, are “forward looking statements” as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward looking statements include, among others, statements, estimates and assumptions relating to our business and growth strategies, our oil and gas reserve estimates, our ability to successfully and economically explore for and develop oil and gas resources, our exploration and development prospects, future inventories, projects and programs, expectations relating to availability and costs of drilling rigs and field services, anticipated trends in our business or industry, our future results of operations, our liquidity and ability to finance our exploration and development activities, market conditions in the oil and gas industry and the impact of environmental and other governmental regulation. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may”, “will”, “could”, “should”, “expect”, “intend”, “estimate”, “anticipate”, “believe”, “project”, “pursue”, “plan” or “continue” or the negative thereof or variations thereon or similar terminology. These forward-looking statements are subject to numerous assumptions, risks, and uncertainties. Factors that may cause our actual results, performance, or achievements to be materially different from those anticipated in forward-looking statements include, among other, the following: adverse economic conditions in the United States and globally; difficult and adverse conditions in the domestic and global capital and credit markets; changes in domestic and global demand for oil and natural gas; volatility in the prices we receive for our oil and natural gas; the effects of government regulation, permitting, and other legal requirements; future developments with respect to the quality of our properties, including, among other things, the existence of reserves in economic quantities; uncertainties about the estimates of our oil and natural gas reserves; our ability to increase our production and oil and natural gas income through exploration and development; our ability to successfully apply horizontal drilling techniques and tertiary recovery methods; the number of well locations to be drilled, the cost to drill, and the time frame within which they will be drilled; drilling and operating risks; the availability of equipment, such as drilling rigs and transportation pipelines; changes in our drilling plans and related budgets; and the adequacy of our capital resources and liquidity including, but not limited to, access to additional borrowing capacity. Because forward-looking statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such statements. Readers are cautioned not to place undue reliance on forward-looking statements, contained herein, which speak only as of the date of this document.  Other unknown or unpredictable factors may cause actual results to differ materially from those projected by the forward-looking statements. Unless otherwise required by law, we undertake no obligation to publicly update or revise any forward-looking statements, including estimates, whether as a result of new information, future events, or otherwise. We urge readers to review and consider disclosures we make in our public filings made from time to time with the Securities and Exchange Commission that discuss factors germane to our business, including our Annual Report on Form 10-K, as amended for the year ended December 31, 2010 and our Quarterly Reports on Form 10-Q for the quarters ending March 31, 2011 and June 30, 2011. All forward-looking statements attributable to us are expressly qualified in their entirety by these cautionary statements.

The U.S. Securities and Exchange Commission (“SEC”) requires oil and natural gas companies, in filings made with the SEC, to disclose proved reserves, which are those quantities of oil and natural gas that by analysis of geoscience and engineering data can be estimated with reasonable certainty to be economically producible from a given date forward, from known reservoirs, and under existing economic conditions, operating methods, and government regulations. In this press release, we use the term “resource potential”, which includes “possible reserves” (as defined by SEC regulations) and “contingent resources”, both of which represent the Company’s internal estimates of volumes of oil and natural gas that are not classified as proved reserves but are potentially recoverable through exploratory drilling or additional drilling or recovery techniques. The term “contingent resources” is a broader description of potentially recoverable volumes than probable and possible reserves, as defined by SEC regulations. “Contingent resources” represent a high estimate scenario, rather than a best (or middle) estimate or low estimate scenario. Estimates of unproved resources are by their nature more speculative than estimates of proved reserves and accordingly are subject to substantially greater risk of actually being realized by the Company. We believe our estimates of unproved resources and future drillsites are reasonable, but such estimates have not been reviewed by independent engineers. Estimates of unproved resources may change significantly as development provides additional data, and actual quantities that are ultimately recovered may differ substantially from prior estimates.

Any references to reserves and future net revenues in this press release have been determined in accordance with the SEC guidelines and the United States Financial Accounting Standards Board (“U.S. Rules”) and not in accordance with National Instrument 51-101 – Standards of Disclosure for Oil and Gas Activities (“NI 51-101”). The practice of preparing production and reserve quantities data under NI 51-101 differs from the U.S. Rules. The primary differences between the two reporting requirements include: (i) NI 51-101 requires disclosure of proved and probable reserves; the U.S. Rules require disclosure of only proved reserves; (ii) NI 51-101 requires the use of forecast prices in the estimation of reserves; the U.S. Rules require the use of 12-month average prices which are held constant; (iii) NI 51-101 requires disclosure of reserves on a gross (before royalties) and net (after royalties) basis; the U.S Rules require disclosure on a net (after royalties) basis; (iv) the Canadian standards require disclosure of production on a gross (before royalties) basis; the U.S. Rules require disclosure on a net (after royalties) basis; and (v) NI 51-101 requires that reserves and other data be reported on a more granular product type basis than required by the U.S. Rules.

Magnum Hunter Contact:	M. Bradley Davis
Senior Vice President of Capital Markets
bdavis@magnumhunterresources.com
(832) 203-4545